Exhibit 10.1

EXECUTION VERSION

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282-2198	GUGGENHEIM SECURITIES, LLC 330 Madison Avenue New York, New York 10017

May 18, 2015

Ascena Retail Group, Inc.

933 MacArthur Boulevard

Mahwah, New Jersey 07430

Attention: Robb Giammatteo

Project Avian

Commitment Letter

Ladies and Gentlemen:

Ascena Retail Group, Inc. (“you” or the “Borrower”) has advised Goldman Sachs Bank USA (“GS Bank” and, together with its affiliates, “Goldman Sachs”), each of the entities listed on Schedule A hereto (collectively, the “Guggenheim Commitment Entities” and each, individually, a “Guggenheim Commitment Entity”) and Guggenheim Securities, LLC (“Guggenheim Securities” and, together with the Guggenheim Commitment Entities and their respective affiliates, “Guggenheim”; Guggenheim Securities, together with the Guggenheim Commitment Entities and GS Bank, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) an entity identified to us as “Avian” (“Avian” or the “Target”; the Target collectively with its subsidiaries, the “Acquired Business”). The Acquisition will be effected through the merger (the “Merger”) of Avian Acquisition Corp. (a newly formed wholly owned subsidiary of the Borrower) (“Merger Sub”) with and into the Target pursuant to Section 251 of the Delaware General Corporation Law, with the Target surviving the Merger as your direct or indirect wholly-owned subsidiary. In connection with the Acquisition, the Borrower’s and its subsidiaries’ existing revolving credit facilities (the “Existing Credit Facilities”) and all existing indebtedness of the Acquired Business (other than Retained Debt, as defined in Annex III hereto), will, in each case, be repaid in full, all commitments thereunder will be terminated and the security interests with respect thereto will be released (the “Refinancing”); provided that the Borrower may elect, at its option and subject to the conditions set forth in Annex III hereto, to permit the Existing Credit Facilities and/or the existing asset based revolving credit facilities of the Acquired Business (collectively, as may be amended, amended and restated, supplemented or otherwise modified, so long as after giving effect to any such amendment, amendment and restatement, supplement or other modification on or after the date hereof, the maximum aggregate principal amount available to the Borrower, the Target and their respective subsidiaries thereunder does not exceed in the aggregate $700,000,000 plus up to $100,000,000 of incremental facilities thereunder, the “Existing ABL Facilities”) to remain outstanding in lieu of incurring the ABL Facility described below, and in connection therewith, at its option, to elect to terminate the commitments of GS Bank hereunder with respect to the ABL Facility. The Borrower, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”.

You have also advised us that you intend to finance the Acquisition, the Refinancing, the costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) $1,800,000,000 aggregate principal amount of senior secured term B loans (the “Term Loan Facilities”), (b) a $600,000,000 asset-based revolving facility of the Borrower and certain of its subsidiaries (the “ABL Facility” and, collectively with the Term Loan Facilities, the “Facilities”) and (c) common equity interests of the Borrower to be issued as a portion of the consideration for the Acquisition in accordance with the terms of the Acquisition Agreement (the “Equity Issuance”). Finally, you have advised us that, in addition and at your election, you may elect to issue senior unsecured notes with a tenor longer than that of the Term Loan Facilities or senior secured notes (that are pari passu with the Term Loan Facilities, subject to customary intercreditor terms reasonably acceptable to the Term Administrative Agent and the Borrower) with a tenor equal to or longer than that of the Term Loan Facilities (“Senior Notes”) in an underwritten offering, Rule 144A offering or other private placement in lieu of a portion of the Term Loan Facilities, in which case the principal amount of the Term Loan Facilities shall be reduced on a dollar-for-dollar basis by the net proceeds received from the issuance of such Senior Notes and the marketing of any such Senior Notes shall be coordinated with the syndication of the Facilities in a mutually agreed-upon manner. Notwithstanding the foregoing, regardless of whether you elect to offer or issue, or engage in discussions with respect to the offer or issuance of, Senior Notes or engage an investment bank in connection with the offering or issuance of Senior Notes, our commitments hereunder shall not be reduced or otherwise affected unless and until such Senior Notes are issued by you in an underwritten offering, Rule 144A offering or other private placement and you actually receive the proceeds thereof, in which case the aggregate commitments with respect to the Term Loan Facilities shall be reduced on a dollar-for-dollar basis by the net cash proceeds actually received by you in connection with the issuance of Senior Notes. It shall not be a condition to our commitments hereunder that you offer, issue or attempt to offer or issue Senior Notes or engage an investment bank in connection with the offering or issuance of Senior Notes or that, having elected to attempt to offer or issue Senior Notes, you complete such offering or issuance. The Acquisition, the Refinancing (or the continuation of the Existing ABL Facilities, if any), the entering into and initial funding of the Term Loan Facilities and the ABL Facility, the Equity Issuance and the issuance of the Senior Notes, if any, and all related transactions are hereinafter collectively referred to as the “Transaction”. The date of consummation of the Acquisition is referred to herein as the “Closing Date”.

1. Commitments. In connection with the foregoing, (a) GS Bank is pleased to advise you of its commitment to provide 100% of the principal amount of the ABL Facility (in such capacity, the “Initial ABL Lender”) subject to the conditions set forth in Annexes I and III hereto (the “ABL Facility Summary of Terms”); (b) (i) GS Bank is pleased to advise you of its several and not joint commitment to provide $1,300,000,000 of the principal amount of the Term Loan Facilities and (ii) with respect to the remaining $500,000,0000 of the Term Loan Facilities, each Guggenheim Commitment Entity is pleased to advise you of its several and not joint commitment to provide the portion of such $500,000,000 principal amount of the Term Loan

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Facilities set forth next to such Guggenheim Commitment Entity’s name on Schedule A hereto (in such capacities, the “Initial Term Loan Lenders” and, together with the Initial ABL Lender, the “Initial Lenders”), in each case, subject to the conditions set forth in Annexes II and III hereto (the “Term Loan Facilities Summary of Terms” and, together with the ABL Facility Summary of Terms, the “Summaries of Terms” and, together with this letter, the “Commitment Letter”); (c)(i) GS Bank is pleased to advise you of its willingness, and you hereby engage GS Bank to act as sole lead arranger and sole bookrunning manager (in such capacity, the “ABL Lead Arranger”) for the ABL Facility, and in connection therewith to form a syndicate of lenders for the ABL Facility (collectively, the “ABL Lenders”), in consultation with you and reasonably acceptable to you and (ii) each of GS Bank and Guggenheim Securities is pleased to advise you of its willingness, and you hereby engage each of GS Bank and Guggenheim Securities to act as joint lead arrangers and joint bookrunning managers (in such capacities, the “Term Lead Arrangers” and, together with the ABL Lead Arranger, collectively the “Lead Arrangers”) for the Term Loan Facilities, and in connection therewith to form a syndicate of lenders for the Term Loan Facilities (collectively, the “Term Lenders” and, collectively with the ABL Lenders, the “Lenders”), in consultation with you and reasonably acceptable to you. It is understood and agreed that (w) GS Bank shall have “top left” placement in any and all marketing materials or documentation relating to each of the Facilities and shall have the roles and responsibilities customarily associated with such placement, (x) Guggenheim Securities shall have “top right” placement in any and all marketing materials or documentation relating to the Term Loan Facilities, (y) GS Bank shall act as administrative agent for the ABL Facility (in such capacity, the “ABL Administrative Agent”) and (z) GS Bank shall act as administrative agent for the Term Loan Facilities (in such capacity, the “Term Administrative Agent” and, together with the ABL Administrative Agent, the “Administrative Agents” and each, an “Administrative Agent”). Notwithstanding anything to the contrary contained herein, the commitments of the Initial Lenders with respect to the initial funding of the Facilities will be subject only to the satisfaction (or waiver by the Initial Lenders) of the conditions precedent set forth in Section 5 hereof. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree.

2. Syndication. The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined); provided that we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders and any competitors (or Known Affiliates (as defined below) of competitors) of the Companies, in each case, that have been specified to us by you in writing prior to the date hereof (collectively, “Disqualified Lenders”); provided, further, that you, upon reasonable notice to us after the date hereof, shall be permitted to supplement in writing the list of persons that are Disqualified Lenders to the extent such supplemented person is or becomes a competitor or a Known Affiliate of a competitor of the Companies, which supplement shall be in the form of a list provided to us and become effective upon delivery to us, but which supplement shall not apply retroactively to disqualify

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any parties that have previously acquired an assignment in the loans under any of the Facilities. As used herein, “Known Affiliates” of any person means, as to such person, known affiliates readily identifiable by name, but excluding any affiliate that is a bona fide debt fund or investment vehicle that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which the Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. You agree, prior to the Syndication Date (as hereinafter defined), to actively assist, and to use commercially reasonable efforts to cause the Acquired Business to actively assist, the Lead Arrangers in achieving a syndication of each of the Facilities that is reasonably satisfactory to the Lead Arrangers and you until the Syndication Date (as defined below); provided that, notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of an Initial Lender’s commitments hereunder prior to the date of the consummation of the Acquisition and the date of the initial funding under the Facilities shall not be a condition to such Initial Lender’s commitments and (ii) (a) except as you in your sole discretion may otherwise agree in writing or with respect to assignments made by GS Bank to Goldman Sachs Lending Partners LLC (“GSLP”), no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred; (b) other than with respect to assignments made by GS Bank to GSLP, no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities; and (c) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and the initial funding under the Facilities has been made. Such assistance shall include (a) your providing and (subject to customary non-reliance agreements) causing your advisors to provide, and using commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors to provide, the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to (x) information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transaction as may be reasonably requested by us (including the Projections (as hereinafter defined), (y) customary forecasts prepared by management of the Borrower of balance sheets, income statements and cash flow statements for each fiscal quarter for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date and for each of the succeeding six fiscal years thereafter, and (z) your using commercially reasonable efforts to prepare customary availability forecasts of the Companies for the ABL Facility as of the last day of each fiscal month for the

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first twelve months following the Closing Date and to provide the ABL Lead Arranger and its designees with sufficient access to the Companies to complete customary field examinations and inventory appraisals as promptly as practicable after the date hereof; (b) your preparation of a customary information memorandum with respect to each of the Facilities (each, an “Information Memorandum”) and other customary materials to be used in connection with the syndication of each such Facility (collectively with the Summaries of Terms and any additional summary of terms prepared for distribution to Lenders, the “Information Materials”); (c) your using commercially reasonable efforts to make your management available to participate in the marketing of the Facilities; (d) your using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships; (e) your using commercially reasonable efforts to obtain, prior to the launch of primary syndication of the Term Loan Facilities, monitored public corporate credit or family ratings (but not any specific rating) for you after giving effect to the Transaction and ratings of the Term Loan Facilities from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) (collectively, the “Ratings”); (f) until the Syndication Date, your ensuring, and with respect to the Acquired Business, using commercially reasonable efforts to ensure, that none of the Companies shall syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any competing debt of the Companies (other than the Facilities or the Senior Notes (so long as the marketing of such Senior Notes is coordinated with the syndication for the Facilities in a mutually acceptable manner)), including any renewals or refinancings of any existing debt that, in the reasonable judgment of the Lead Arrangers, could reasonably be expected to materially and adversely affect the primary syndication of the Facilities without the prior written consent (not to be unreasonably withheld) of the Lead Arrangers (it being understood that ordinary course working capital facilities, ordinary course capital leases, letters of credit, purchase money and equipment financings, and borrowings under the existing revolving credit facilities of the Borrower or the Target, as applicable, shall be permitted, and the Borrower or the Target shall be permitted to proceed in furtherance of continuing the Existing ABL Facilities); and (g) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making appropriate officers and advisors of you, and using commercially reasonable efforts to make the officers and advisors of the Acquired Business, available from time to time upon reasonable advance notice to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the Ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (g) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

It is understood and agreed that GS Bank will manage and control all aspects of the syndication of the Facilities in consultation with you and Guggenheim Securities and, as to the selection of Lenders, with your approval (such approval not to be unreasonably withheld or delayed), and any titles offered to prospective Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms, without the

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consent of the Lead Arrangers. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers. It is further understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement of successful completion of syndication of the Facilities constitute a condition to availability of the Facilities on the Closing Date.

3. Information Requirements. You hereby represent and warrant (with respect to Information relating to the Acquired Business, to the best of your knowledge) that (a) all written factual information, other than Projections (as defined below) and other forward-looking information or information of a general economic or industry nature, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transaction (including such information, to the best of your knowledge, relating to the Acquired Business) (the “Information”) is and will be complete and correct when furnished and taken as a whole, in all material respects, and does not and will not, when furnished and taken as a whole, contain any untrue statement of a fact or omit to state a fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates with respect thereto) and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) (to the best of your knowledge, in the case of Projections provided by the Acquired Business) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time provided (it being understood and agreed that the Projections are as to future events and are not to be viewed as facts or a guarantee of financial performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material). You agree that if at any time prior to the later of (a) the earlier of (i) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) 60 days following the Closing Date (the earlier of such dates, the “Syndication Date”) and (b) the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (or in the case of Information or Projections relating to the Acquired Business, you will promptly notify the Lead Arrangers upon becoming aware that any such Information or Projections are incorrect in any material respect and will use commercially reasonable efforts to supplement), the Information and Projections so that such representations (to the best of your knowledge, in the case of the Acquired Business) will be correct in all material respects at such time. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. For the avoidance of doubt, nothing in this paragraph will constitute a condition to the availability of the Facilities on the Closing Date.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicates of Lenders by posting the Information Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”)

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may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist the Lead Arrangers in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Information Materials; and (b) to prospective Public Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, you hereby agree that (x) you will use commercially reasonable efforts at the request of the Lead Arrangers or any Administrative Agent (or their respective affiliates) to identify that portion of the Information Materials that may be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Lead Arrangers and the Administrative Agents (and their respective affiliates) shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

You agree that the Lead Arrangers and the Administrative Agents (and their respective affiliates) on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers and Administrative Agents in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) drafts approved in writing by you and the Administrative Agents (or their respective affiliates) and final versions of definitive documents with respect to the Facilities. If you advise the Lead Arrangers and the Administrative Agents that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers and the Administrative Agents will not distribute such materials to Public Lenders without further discussions with you. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter with respect to which you have had a reasonable time to review shall not contain MNPI.

4. Fees and Indemnities.

(a) You agree to reimburse the Commitment Parties from time to time upon receipt of a reasonably detailed invoice therefor for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented out-of-pocket fees, disbursements and other out-of-pocket expenses of (x) one firm of lead counsel to the Commitment Parties (it being understood and agreed that Latham & Watkins LLP shall act as counsel to the Commitment Parties), (y) one firm of local counsel in each relevant jurisdiction reasonably retained by the Administrative Agents and (z) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Commitment Parties

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similarly situated and reasonable and documented out-of-pocket due diligence expenses) incurred in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any of the Credit Documentation is executed and delivered or any extensions of credit are made under either of the Facilities. Such amounts shall be paid on the earlier of (i) the Closing Date or (ii) three (3) business days following the termination of this Commitment Letter as provided below. You acknowledge that the Administrative Agents may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”).

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective partners, officers, directors, employees, trustees, agents, advisors, controlling persons and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel to any Indemnified Party) (without duplication) of amounts payable by you pursuant to clause (a) above) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any of the other transactions contemplated thereby or (b) the Commitment Letter, the Fee Letter, any of the Facilities, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (A) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct, (B) is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen from a material breach of such Indemnified Party’s obligations hereunder or (C) arises from a proceeding by an Indemnified Party against an Indemnified Party (other than an action involving (i) alleged conduct by you or any of your affiliates or (ii) against an arranger or administrative agent in its capacity as such). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that (x) no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Acquired Business, or your or their subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (i) gross negligence, bad faith or willful misconduct or (ii) a material breach of such Indemnified Party’s obligations hereunder. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the

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Commitment Parties shall be severally liable solely in respect of their respective commitments to the Facilities and agreements set forth herein, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party, such consent not to be unreasonably withheld, effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of liability. You shall not be liable for any settlement of any Proceeding affected without your written consent (which consent shall not be unreasonably withheld); provided, however, that the foregoing indemnity will apply to any settlement if you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume.

As you know, each of Goldman, Sachs & Co. and Guggenheim Securities has been retained by the Borrower (or one of its affiliates) as a financial advisor (in such capacity, a “Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of a Financial Advisor or a Lead Arranger’s and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ respective relationships with you as described and referred to herein.

5. Conditions to Financing. The commitment of each Initial Lender with respect to the initial funding of each Facility is subject solely to (a) the satisfaction of each of the conditions set forth in Annex III hereto and (b) the execution and delivery of definitive credit documentation by all parties thereto with respect to each such Facility (except in the case of the ABL Facility, if the Existing ABL Facilities are used in lieu of such Facility) consistent with this Commitment Letter and the Fee Letter and subject to the Funds Certain Provisions and giving effect to the ABL Documentation Standard (as defined in Annex I) and the Term Loan Documentation Standard (as defined in Annex II, collectively, the “Documentation Standards”) (the “Credit Documentation”) prior to such initial funding.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the Credit Documentation shall be in a form such that the terms thereof do not impair availability of the Facilities on the Closing Date if the conditions in this Section 5 shall have been satisfied, (b) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be those set forth in paragraph (ii) of Annex III hereto and (c) the only collateral the creation, validity or perfection of a security interest in which will be a condition to the availability of the Facilities on the Closing Date shall be the collateral described in paragraph (ii) of Annex III hereto. The provisions of this paragraph are referred to herein as the “Funds Certain Provisions”.

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Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and, to the extent applicable, the Fee Letter, it being acknowledged and agreed that the funding of the Facilities is subject only to the conditions precedent as provided herein. For clarity, all terms referenced herein to being defined in the Credit Documentation shall be defined in accordance with the Documentation Standards.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without the prior written consent of the Commitment Parties except (i) this Commitment Letter and the Fee Letter may be disclosed (A) on a confidential basis to your directors, officers, employees, accountants, attorneys and other representatives and professional advisors who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (B) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or stock exchange requirement or compulsory legal process (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law), and (C) on a confidential basis to the directors, officers, employees, accountants, attorneys and other representatives and professional advisors of the Acquired Business; provided that the Fee Letter is redacted in a customary manner satisfactory to the Commitment Parties, (ii) Annex I and Annex II and the existence of this Commitment Letter and the Fee Letter (but not the contents of the Commitment Letter and the Fee Letter) may be disclosed to Moody’s, S&P and any other rating agency on a confidential basis, (iii) the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letter may be disclosed as part of generic disclosure regarding sources and uses for closing of the Acquisition (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed), (iv) the Commitment Letter and the Fee Letter may be disclosed on a confidential basis to your auditors for customary accounting purposes, including accounting for deferred financing costs, (v) Annex I and Annex II and the existence of this Commitment Letter and the Fee Letter (but not the contents of the Commitment Letter and the Fee Letter) may be disclosed in connection with the marketing and negotiation of the Senior Notes and the continuation of the Existing ABL Facilities, (vi) you may disclose the Commitment Letter (but not the Fee Letter) and its contents in any information memorandum or syndication distribution, as well as in any proxy statement or other public filing relating to the Acquisition or the Facilities, and (vii) the Commitment Letter and Fee Letter may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law). This paragraph shall terminate on the second anniversary of the date of the Commitment Letter.

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Each Commitment Party shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by such Commitment Party, (iv) to such Commitment Party’s affiliates, employees, legal counsel, independent auditors and other experts, professionals or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by such Commitment Party, (viii) to potential Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facilities (other than a Disqualified Lender), in each case, who agree to be bound by the terms of this paragraph (or language not less restrictive than this paragraph or as otherwise reasonably acceptable to you and such Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to Moody’s and S&P; provided that such information is limited to Annex I and Annex II and is supplied only on a confidential basis, or (x) with your prior written consent. This paragraph shall terminate on the earlier of (a) the initial funding under the Facilities and (b) the second anniversary of the date of the Commitment Letter.

As you know, each of Goldman Sachs and Guggenheim is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, each of Goldman Sachs and Guggenheim and funds or other entities in which Goldman Sachs and Guggenheim invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, each of Goldman Sachs and Guggenheim may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower or its affiliates. In addition, each of Goldman Sachs and Guggenheim may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The

11

arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although either or both of Goldman Sachs and Guggenheim in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, neither Goldman Sachs nor Guggenheim shall have any obligation to disclose such information, or the fact that Goldman Sachs or Guggenheim, as the case may be, is in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

Consistent with their respective policies to hold in confidence the affairs of their respective customers, neither Goldman Sachs nor Guggenheim will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of their respective other customers. Furthermore, you acknowledge that neither Goldman Sachs nor any of its affiliates nor Guggenheim nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with the financing transactions contemplated hereby and the process leading to such transactions, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto, and the Commitment Parties have no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law and without limiting the provisions of Section 4(b), you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.

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The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you and the Guarantors, which information includes the name and address of such person and other information that will allow the Commitment Parties, as applicable, to identify each such person in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 and the Fee Letter shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, provided that (i) the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated by any party hereto prior to the effectiveness of any of the Facilities and (ii) if any of the Facilities close and the Credit Documentation is executed and delivered the provisions of Section 2 and the second sentence of the first paragraph of Section 3 shall survive only until the Syndication Date.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) interpretation of the definition of “Company Material Adverse Effect” (as defined in Annex III) or the equivalent term under the Acquisition Agreement and whether a Company Material Adverse Effect (or the equivalent term) has occurred, (b) the determination of the accuracy of any Acquisition Agreement Representation (as defined in Annex III) and whether as a result of any inaccuracy thereof you have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, and all claims and causes of action arising in connection therewith in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in

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respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the applicable party is or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates (including, without limitation, in the case of GS Bank, to GSLP) or, subject to the provisions of this Commitment Letter, to any Lender; provided that, other than with respect to an assignment (i) by GS Bank to GSLP or (ii) to which you otherwise consent in writing (which consent, in the case of an assignment by a Commitment Party to its affiliates, shall not be unreasonably withheld by you), such Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to funding set forth herein. Notwithstanding the foregoing, any and all obligations of, and services to be provided by, a Commitment Party hereunder (including, without limitation, any such Commitment Party’s commitment with respect to the Facilities) may be performed and any and all rights of a Commitment Party hereunder may be exercised by or through any of their respective affiliates or branches and, in connection with such performance or exercise, such Commitment Party may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby (subject to the confidentiality provisions herein) and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder; provided that nothing in this sentence shall release or excuse, or shall otherwise be deemed to release or excuse, any Commitment Party from its obligations and commitments hereunder.

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Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to the Lead Arrangers executed counterparts of this Commitment Letter and the Fee Letter not later than 9:00 a.m. (New York City time) on May 18, 2015, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire automatically without any further action by any party hereto, unless extended by us in our sole discretion, on the earliest of (a) 11:59 p.m., New York City time, on February 17, 2016, unless the Closing Date occurs on or prior thereto, (b) as to any Facility, the consummation of the Acquisition without the use of such Facility and (c) the termination of the Acquisition Agreement.

This Commitment Letter amends and restates, and supersedes and replaces, in its entirety that certain Commitment Letter by and between GS Bank and you dated May 17, 2015 and shall be deemed to be an assignment to, and an assumption by, the Guggenheim Commitment Entities of the portion of the commitments in respect of the Term Loan Facilities committed to by the Guggenheim Commitment Entities hereunder (and for which portion, for the avoidance of doubt, GS Bank shall have no further liability or obligation).

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

Signature Page to Commitment Letter

GUGGENHEIM SECURITIES, LLC

By:	/s/ A.R. Booth
	Name:	A.R. Booth
	Title:	Authorized Signatory

SECURITY BENEFIT CORPORATION

By:	/s/ Anthony D. Minella
	Name:	Anthony D. Minella
	Title:	Authorized Signatory

Signature Page to Commitment Letter

MIDLAND NATIONAL LIFE INSURANCE COMPANY

By: Guggenheim Partners Investment Management, LLC, as investment manager

By:	/s/ William R. Hagner
	Name:	William R. Hagner
	Title:	Attorney-in-Fact

Signature Page to Commitment Letter

NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE

By: Guggenheim Partners Investment Management, LLC, as investment manager

By:	/s/ William R. Hagner
	Name:	William R. Hagner
	Title:	Attorney-in-Fact

Signature Page to Commitment Letter

HORACE MANN LIFE INSURANCE COMPANY

By: Guggenheim Partners Investment Management, LLC, as investment manager

By:	/s/ William R. Hagner
	Name:	William R. Hagner
	Title:	Attorney-in-Fact

Signature Page to Commitment Letter

DELAWARE LIFE INSURANCE COMPANY

By: Guggenheim Partners Investment Management, LLC, as investment manager

By:	/s/ William R. Hagner
	Name:	William R. Hagner
	Title:	Attorney-in-Fact

Signature Page to Commitment Letter

WILTON REASSURANCE LIFE INSURANCE COMPANY OF NEW YORK

By: Guggenheim Partners Investment Management, LLC, as investment manager

By:	/s/ William R. Hagner
	Name:	William R. Hagner
	Title:	Attorney-in-Fact

Signature Page to Commitment Letter

TEXAS LIFE INSURANCE COMPANY

By: Guggenheim Partners Investment Management, LLC, as investment manager

By:	/s/ William R. Hagner
	Name:	William R. Hagner
	Title:	Attorney-in-Fact

Signature Page to Commitment Letter

WILTON REASSURANCE COMPANY

By: Guggenheim Partners Investment Management, LLC, as investment manager

By:	/s/ William R. Hagner
	Name:	William R. Hagner
	Title:	Attorney-in-Fact

Signature Page to Commitment Letter

NZC GUGGENHEIM FUND, LLC

By: Guggenheim Partners Investment Management, LLC, as investment manager

By:	/s/ William R. Hagner
	Name:	William R. Hagner
	Title:	Attorney-in-Fact

Signature Page to Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

ASCENA RETAIL GROUP, INC.

By:	/s/ David Jaffe
	Name:	David Jaffe
	Title:	President and Chief Executive Officer

Signature Page to Commitment Letter

Schedule A to Commitment Letter

Guggenheim Commitment Entity	Term Loan Facilities Commitment
Security Benefit Corporation	$345,000,000
Midland National Life Insurance Company	$56,100,000
North American Company for Life and Health Insurance	$31,670,000
Horace Mann Life Insurance Company	$1,050,000
Delaware Life Insurance Company	$8,380,000
Wilton Reassurance Life Insurance Company of New York	$1,500,000
Texas Life Insurance Company	$1,650,000
Wilton Reassurance Company	$1,950,000
NZC Guggenheim Fund, LLC	$52,700,000

Total:	$500,000,000

Schedule A

ANNEX I

SUMMARY OF INDICATIVE TERMS AND CONDITIONS

$600,000,000 ABL FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Ascena Retail Group, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	The obligations of the Borrower under the ABL Facility (including cash management, interest rate protection, other hedging arrangements, and other bank products entered into with a Lender (or any affiliate thereof) will be jointly and severally guaranteed by each of the existing and future direct and indirect wholly- owned U.S. subsidiaries of the Borrower (but excluding (i) unrestricted subsidiaries, (ii) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (iii) any subsidiary that is prohibited, but only so long as such subsidiary would be prohibited, by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date (so long as such prohibition did not arise as part of such acquisition), in each case, from guaranteeing the ABL Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee under the ABL Facility unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (iv) any direct or indirect subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (v) any domestic subsidiary with no material assets other than equity interests of one or more foreign subsidiaries that are CFCs (a “Disregarded Domestic Person”) and (vi) not-for-profit subsidiaries) (collectively, the “Guarantors”). In addition, the Credit Documentation for the ABL Facility (the “ABL Credit Documentation”) will contain carve outs for “non-ECP Guarantors”, consistent with the standard LSTA provisions. All guarantees will be guarantees of payment and not of collection. The Target and its subsidiaries included in the Acquired Business that are not excluded from the foregoing requirements pursuant to the terms described above shall be required to become Guarantors (and grant liens in their assets constituting Collateral that can be

Annex I-1

perfected by filing UCC financing statements) on the Closing Date. Notwithstanding the foregoing, it is understood and agreed that neither the Target nor any of its subsidiaries shall be required to be Guarantors until the Merger is consummated on the Closing Date.

ABL Administrative Agent and Collateral Agent:	Goldman Sachs Bank USA (“GS Bank”) (including acting through its branches and affiliates) will act as sole administrative agent and as collateral agent for the ABL Facility (in such capacities, the “ABL Administrative Agent”).

Sole Lead Arranger and Sole Bookrunner:	GS Bank will act as sole lead arranger and sole bookrunner for the ABL Facility (the “ABL Lead Arranger”).

Lenders:	GS Bank and a syndicate of other banks and financial institutions selected by the ABL Lead Arranger and reasonably agreed to by the Borrower, excluding any Disqualified Lenders (collectively, the “ABL Lenders”).

Letter of Credit Issuer:	Each ABL Lender that consents to issuing Letters of Credit that is designated by the Borrower with the consent of the ABL Administrative Agent.

ABL Facility:	An aggregate principal amount of up to $600,000,000 (as increased or reduced in accordance with the terms hereof, the “Loan Cap”) will be available to the Borrower through a senior secured revolving credit facility (the “ABL Facility”), which will include (i) a sublimit for the issuance of letters of credit on customary terms in an aggregate amount to be agreed upon (each a “Letter of Credit”), and (ii) a sublimit for swing line loans on customary terms in an aggregate amount to be agreed upon (each a “Swing Line Loan”).

Availability:	Up to $300,000,000 of commitments will, subject to the Loan Limit, be available under the ABL Facility on the Closing Date to (a) finance the Acquisition and the Refinancing, (b) fund additional amounts at the Borrower’s election, sufficient to fund any original issue discount or upfront fees required to be funded in connection with the exercise of the “Market Flex” provisions set forth in the Fee Letter and (c) issue Letters of Credit under the ABL Facility on the Closing Date solely to replace (including by grandfathering) or backstop existing letters of credit under the applicable Existing Credit Facility.

Annex I-2

ABL Documentation Standard:	The ABL Credit Documentation (i) shall be based upon senior secured asset-based revolving credit facilities for similar borrowers with appropriate modifications to baskets and materiality thresholds to reflect the size, leverage and ratings of the Borrower after giving effect to the Acquisition, (ii) shall contain the terms and conditions set forth in this ABL Summary of Terms, (iii) shall give due regard to the Existing Credit Facilities, (iv) shall reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries and practices and (v) shall reflect the customary agency and operational requirements of the ABL Administrative Agent (collectively, the “ABL Documentation Standard”), in each case, subject to the Funds Certain Provisions. The ABL Credit Documentation shall contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this ABL Summary of Terms, in each case, applicable to the Borrower and its subsidiaries and, subject to the ABL Documentation Standard and certain other limitations as set forth herein, with standards, qualifications, exceptions and grace and cure periods consistent with the ABL Documentation Standard.

Swingline Option:

Swing Line Loans will be made available by the swingline lender on a same day basis for the Borrower and in minimum amounts to be agreed. Each ABL Lender shall be irrevocably and unconditionally obligated to purchase, under certain circumstances, a participation in each Swing Line Loan on a pro rata basis based on its commitment under the ABL Facility.

If any ABL Lender becomes a Defaulting Lender, then the letter of credit and swing line exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount but only to the extent that, after such reallocation, the revolving credit exposure of each non-Defaulting Lender does not exceed its respective commitment. The Letter of Credit Issuer and Swing Line Lender may require the Borrower to repay such “uncovered” exposure in respect of the letters of credit and Swing Line Loans and will have no obligation to issue new letters of credit or Swing Line Loans to the extent such letters of credit or Swing Line Loans would exceed the commitments of the non-Defaulting Lenders.

Annex I-3

Increase Option:	Provided that no event of default then exists or would arise therefrom, upon notice to the ABL Administrative Agent, the Borrower may request from the existing ABL Lenders and/or prospective lenders that are eligible assignees under the ABL Facility increases from time to time in the ABL Facility by an aggregate amount for all such increases not exceeding $100,000,000 (any such increase, a “Commitment Increase”); provided that any such request for a Commitment Increase shall be in a minimum amount to be agreed. Any Commitment Increase shall be on the same terms and conditions as the ABL Facility (other than the payment of any upfront or other fees paid to the ABL Lenders participating in the Commitment Increase in amounts agreed to between the Borrower and such ABL Lenders). None of the existing ABL Lenders shall have an obligation to increase their respective commitments to satisfy the Borrower’s requested increase in the ABL Facility. Any Commitment Increase shall be subject to, among other conditions: (i) the execution and delivery of joinder documentation by any new ABL Lender in form and substance reasonably acceptable to the ABL Administrative Agent, (ii) delivery by legal counsel to the Borrower of any legal opinions to the extent reasonably requested by ABL Administrative Agent, and (iii) payment by the Borrower of all reasonable and documented out-of-pocket fees and expenses incurred in connection with such Commitment Increase (including any customary breakage costs, as applicable). Outstandings under the ABL Facility shall be reallocated among the ABL Lenders in accordance with their new percentage shares following any exercise of the Increase Option.

Purpose:	The proceeds of the ABL Facility shall be used (i) for working capital, capital expenditures, and other lawful corporate purposes (including but not limited to acquisitions, investments and restricted payments to the extent permitted under the ABL Credit Documentation); (ii) to consummate the Refinancing; and (iii) for transaction costs in connection with the Acquisition.

Interest Rates:	As set forth in Addendum I.

Maturity:	The ABL Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five (5) years after the Closing Date.

Annex I-4

Availability:

The aggregate principal amount of loans, including Swing Line Loans and Letters of Credit outstanding under the ABL Facility, shall not exceed the lesser of the Loan Cap and the Borrowing Base (as defined below) (the lesser of the Loan Cap and the Borrowing Base, the “Loan Limit”).

“Availability” shall mean, at any given time, an amount equal to the Loan Limit, less the principal amount of the loans, including Swing Line Loans and Letters of Credit, outstanding under the ABL Facility.

“Borrowing Base” shall mean the sum of (i) 90% of the appraised net orderly liquidation value of eligible inventory owned by the Borrower and the Guarantors, plus (ii) 90% of the eligible credit card receivables owned by the Borrower and the Guarantors, less (iii) such Reserves (to be defined in the ABL Credit Documentation) as the ABL Administrative Agent may establish in its Reasonable Credit Judgment from time to time. “Reasonable Credit Judgment” means a determination made in good faith and in the exercise of reasonable business judgment from the perspective of an asset-based lender.

The initial reserves on the Closing Date and the definitions of “eligible credit card receivables” and “eligible inventory” shall be mutually and reasonably agreed by the ABL Administrative Agent and the Borrower based upon the results of the ABL Administrative Agent’s due diligence, including, without limitation, a field examination and an inventory appraisal.

Notwithstanding the foregoing, to the extent the ABL Administrative Agent has not completed a field examination of, and has not received an inventory appraisal for, the Borrower or any Guarantor prior to the Closing Date (any such entity an “Affected Entity”), assets of such Affected Entity that would otherwise be eligible for inclusion of the Borrowing Base shall not be subject to the advance rates set forth above until such field examination and appraisal are completed but instead the Borrowing Base for Affected Entities shall be calculated as follows: (a) in the case of the Borrower, an amount determined by using the most recent borrowing base certificate delivered under the Borrower’s existing asset-based credit facility as in effect immediately prior to the Closing Date subject to the advance rates set forth above, and (b) in the case of the Acquired Business, an amount determined by using the most recent borrowing base

Annex I-5

certificate delivered under the Acquired Business’ existing asset-based credit facility as in effect immediately prior to the Closing Date subject to the advance rates set forth above, in each case under clauses (a) and (b) for up to 60 days so long as the ABL Facility has a first priority security interest in all such assets and the ABL Administrative Agent has been provided with copies of such borrowing base certificates less (c) such Reserves (to be defined in the ABL Credit Documentation) as the ABL Administrative Agent may establish in its Reasonable Credit Judgment; provided that if the field examination and inventory appraisal with respect to each Affected Entity have not been completed by the 60th day after the Closing Date, the Borrowing Base shall thereafter not include any amount in respect of the assets of such Affected Entity until such field examination and inventory appraisal are completed.

Optional Prepayments and Commitment Reductions:

The Borrower may repay the loans under the ABL Facility at any time and from time to time without premium or penalty (other than breakage costs (but not loss of margin) with respect to LIBOR loans, if applicable), in minimum principal amounts and with customary notice requirements to be mutually agreed upon.

The Borrower may reduce the unutilized portion of the commitments in respect of the ABL Facility at any time and from time to time, or terminate the ABL Facility, in each case, without premium or penalty, in customary minimum principal amounts to be mutually agreed upon by the Borrower and the ABL Administrative Agent and subject to customary notice requirements to be mutually agreed upon.

Mandatory Prepayments:

If at any time the sum of the principal amount of outstanding borrowings and outstanding Letters of Credit under the ABL Facility exceeds the lesser of (i) the Borrowing Base as in effect at such time and (ii) the Loan Cap, the Borrower shall prepay the loans (and cash collateralize Letters of Credit) in an amount necessary to eliminate such excess.

Upon any sale or other disposition of any assets of the Borrower or any Guarantor, in each case to the extent constituting ABL Priority Collateral, outside of the ordinary course of business or the receipt by the Borrower of any proceeds from casualty insurance or a condemnation of ABL Priority Collateral (in each case, with exceptions and materiality levels to be agreed in the ABL Credit Documentation), above a threshold to be agreed, the Borrower shall provide an updated calculation of the Borrowing Base.

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If a Cash Dominion Event (as defined below) has occurred and is continuing, all amounts deposited in each Collection Account (as defined below) will be promptly applied by the ABL Administrative Agent to repay outstanding loans under the ABL Facility and, if an event of default exists, to cash collateralize outstanding Letters of Credit.

Mandatory prepayments shall not reduce the commitments of the ABL Lenders under the ABL Facility.

Security:	Subject to the Funds Certain Provisions, the ABL Facility (including cash management services, interest rate protection, other hedging arrangements, and other bank products provided to the Borrower or its Subsidiaries by any of the ABL Lenders or their respective affiliates) will be secured by: (a) perfected first priority (subject to permitted liens, including in respect of the Term Loan Facilities, and other customary exceptions) security interests in substantially all tangible and intangible assets of the Borrower and the Guarantors consisting of accounts receivable, payment intangibles, inventory, tax refunds, cash, deposit accounts, securities accounts, investment property (other than (x) capital stock and (y) any deposit account or securities account (or amount on deposit therein) established solely to hold identified proceeds of Term Loan Priority Collateral (as defined below)), general intangibles (other than equity interests and intellectual property), chattel paper, documents, supporting obligations, certain other assets and books and records related to the foregoing and, in each case, proceeds thereof, subject to customary exceptions (the “ABL Priority Collateral”); and (b) a second priority (subject to permitted liens, including in respect of the Term Loan Facilities, and other customary exceptions) security interest in (i) 100% of the capital stock held by the Borrower and the Guarantors (but limited in the case of the voting capital stock of any first-tier CFC or Disregarded Domestic Person, to 65% of such capital stock), (ii) substantially all material owned real property and equipment of the Borrower and the Guarantors and (iii) all other personal property of the Borrower and the Guarantors to the extent not constituting ABL Priority Collateral, including, without limitation, contracts, patents, copyrights, trademarks, other general intangibles and all proceeds of the foregoing (in each case, other than those relating to ABL Priority Collateral) (the property in

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clauses (b)(i) through (b)(iii) above, the “Term Loan Priority Collateral”, and together with the ABL Priority Collateral, the “Collateral”), in each case, excluding the Excluded Assets (as defined below).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests in real property; (ii) motor vehicles, aircrafts and other assets subject to certificates of title (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements); (iii) letter of credit rights with a value of less than an amount to be agreed (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iv) pledges and security interests prohibited by applicable law, rule or regulation (including the requirement to obtain consent of any governmental authority); (v) equity interests in any person other than wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents; (vi) any lease, permit, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, permit, license or agreement or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Borrower or any of its subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vii) those assets as to which the ABL Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (viii) margin stock; (ix) voting capital stock in excess of 65% of any first-tier CFC or Disregarded Domestic Person; (x) any of the capital stock of a subsidiary of a CFC or Disregarded Domestic Person; (xi) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited

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or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (xii) “intent-to-use” trademark or service mark applications; (xiii) (a) payroll and other employee wage and benefit accounts, (b) sales tax accounts, (c) escrow accounts, (d) fiduciary or trust accounts, and (e) store accounts, and, in the case of clauses (a) through (e), the funds or other property held in or maintained in any such account (collectively, the “Excluded Accounts”); (xiv) any acquired property (including property acquired through acquisition or merger of another entity, but excluding any Collateral included in the Borrowing Base and other assets to be mutually agreed) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge; and (xv) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xv) are, collectively, the “Excluded Assets”). In addition, in no event shall (a) notices be required to be sent to account debtors or other contractual third parties (other than credit card notifications) prior to the occurrence and during the continuance of an event of default, (b) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims, in each case with a value of less than an amount to be agreed, or (c) security documents governed by the laws of a jurisdiction other than the United States or any state thereof be required. Notwithstanding anything to the contrary, no foreign local law pledges, landlord lien waivers, estoppels or collateral access letters will be required.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the ABL Credit Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except in favor of the Term Loan Facilities and other permitted liens and exceptions and baskets to be set forth in the ABL Credit Documentation).

The relative rights and priorities in the ABL Priority Collateral among the ABL Administrative Agent and the Term Administrative Agent will be set forth in customary intercreditor agreements in form and substance satisfactory to the ABL Administrative Agent and the Term

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Administrative Agent (the “Intercreditor Agreement”). Without limiting the foregoing, the Intercreditor Agreement with the Term Administrative Agent and the security documents with the Borrower and Guarantors shall provide that the ABL Administrative Agent shall have a license allowing the use of such of the Term Priority Collateral as may be necessary or desirable for the liquidation of the ABL Priority Collateral.

Representations and Warranties:	Subject to the ABL Documentation Standard, with customary exceptions, thresholds and baskets to be reasonably and mutually agreed, representations and warranties applicable to the Borrower and its restricted subsidiaries (with materiality qualifiers to be mutually agreed), limited to the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements, the borrowing base and other information and no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect (to be defined in the ABL Credit Documentation); (vi) no material litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA; (xiii) identification of loan parties and subsidiaries of loan parties, and equity interests owned by loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock in violation of margin regulations; (xv) status under Investment Company Act; (xvi) material compliance with laws; (xvii) intellectual property; (xviii) consolidated solvency as of the Closing Date; (xix) collateral documents; (xx) labor matters; (xxi) disclosure of material depositary and securities accounts and credit card issuers and processors of the Borrower and Guarantors; and (xxii) foreign assets control regulations, FCPA, OFAC, Patriot Act, anti-money laundering laws and related matters.

Cash Management:	The Borrower and the Guarantors will establish lockbox and blocked account arrangements reasonably acceptable to the ABL Administrative Agent and shall cause all cash receipts above a nominal amount to be agreed upon to be forwarded to one or more deposit accounts which is subject to a control agreement in favor of the ABL Administrative Agent (excluding (i) the Excluded Accounts (so long as receipts

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held in store accounts are directed to concentration accounts that are subject to control agreements) and (ii) certain other accounts with deposits up to an aggregate amount to be agreed) with respect to accounts owned by the Borrower and the Guarantors, within 90 days after the Closing Date (or such longer period as the ABL Administrative Agent may reasonably agree) (each a “Controlled Account”). Without limiting the foregoing, the Borrower and the Guarantors will instruct their account debtors to make payments directly to a Controlled Account.

During the continuance of a Cash Dominion Event (as defined below), all cash proceeds of ABL Priority Collateral (subject to exceptions to be mutually agreed) received by the Borrower and/or its Subsidiaries in a Controlled Account or otherwise shall be swept daily to a collection account maintained at the Administrative Agent (each such account, a “Collection Account”) and shall be applied daily in reduction of the obligations under the ABL Facility.

As used herein, “Cash Dominion Event” shall mean either (i) the occurrence and continuance of any event of default, or (ii) the failure of the Borrower to maintain for five (5) consecutive business days Availability at least equal to the greater of (x) $60.0 million and (y) 10.0% of the Loan Limit. A Cash Dominion Event shall continue unless and until, as applicable, such event of default is waived or Availability is equal to or greater than the amounts required above for thirty (30) consecutive days; provided that, for purposes of this cash management requirement, a Cash Dominion Event may be discontinued only twice in any 12 consecutive month period notwithstanding that the event of default has been waived or that Availability shall have been equal to or greater than the amounts required above for thirty (30) consecutive days.

Financial Covenants:	If, at any time, Availability is less than the greater of (x) $45.0 million and (y) 10.0% of the Loan Limit, then the Borrower will be required to maintain a minimum Consolidated Fixed Charge Coverage Ratio (to be defined in the ABL Credit Documentation), calculated on a trailing four-quarter basis as of the end of the most recent fiscal quarter prior to such event and as of the last day of each subsequent fiscal quarter ending during a test period, of 1.0:1.0 until Availability shall have been equal to or greater than such threshold for thirty (30) consecutive calendar days.

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Financial Reporting:	The Borrower shall provide financial reporting usual and customary for transactions of this type, each comprising:

	(a)	if Availability is less than the greater of 15.0% of the Loan Limit and $65.0 million, monthly financial statements of the Borrower and its Subsidiaries (for each of the first two months of each quarter), within 30 days after the end of each fiscal month end (until such time as Availability is equal to or greater than the greater of 17.5% of the Loan Limit and $75.0 million for 30 consecutive days);

	(b)	quarterly financial statements of the Borrower and its Subsidiaries (for each of the first three quarters of each year), within 45 days after the end of each fiscal quarter;

	(c)	consolidated annual audited financial statements of the Borrower and its Subsidiaries (within 90 days after each fiscal year end);

	(d)	annual consolidated forecasts and projections, including monthly balance sheets, income statements and statements of cash flow (in each case, within 90 days after each fiscal year end);

	(e)	borrowing base certificates which shall be delivered no less frequently than quarterly; provided, that, if on the last day of any month, loans are outstanding or Letter of Credit exposure exceeds $60.0 million, such borrowing base certificates shall be delivered monthly, in each case with supporting documentation no later than the fifteenth (15th) business day after the end of each fiscal quarter or month, as applicable, unless Availability at any time is less than the greater of (x) $60.0 million and (y) 12.5% of the Loan Limit, in which case borrowing base certificates and supporting documentation shall be delivered weekly (until such time as Availability is equal to or greater than such threshold for 30 consecutive days); and

	(f)	Other customary requirements including quarterly compliance certificates, inventory and credit card receivables reports, notices of defaults, litigation and other material events, and other information customarily supplied in a transaction of this type to be mutually agreed.

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Collateral Monitoring:	Field examinations and inventory appraisals will be conducted on an ongoing basis at the discretion of the ABL Administrative Agent. The Borrower shall be required to pay the fees and expenses for one (1) field examination and one (1) inventory appraisal in any twelve (12) month period; provided that, if Availability at any time is less than the greater of (x) $85.0 million and (y) 17.5% of the Loan Limit for three (3) consecutive business days, the Borrower shall be required to pay for two (2) field examinations and two appraisals in each twelve (12) month period (but shall no longer be required to do so after Availability is equal to or greater than such threshold for 30 consecutive days), provided further, that while an event of default exists, the Borrower shall be required to pay all fees and expenses for all field examinations and inventory appraisals reasonably undertaken by the ABL Administrative Agent. Nothing herein shall limit the ABL Administrative Agent’s right to conduct one additional field examination and one additional inventory appraisal in any fiscal year (as determined in the discretion of the ABL Administrative Agent) at the ABL Lenders’ expense.

Other Covenants:	Subject to the ABL Documentation Standard, affirmative and negative covenants applicable to the Borrower and its restricted subsidiaries with such exceptions, thresholds, baskets, and materiality qualifications as may be reasonably and mutually agreed upon in the ABL Credit Documentation, limited to the following:

(a) Affirmative Covenants. (i) delivery of certificates and other information; (ii) delivery of customary notices (including, without limitation, of any default, material adverse condition, ERISA, or material change in accounting or financial reporting practices); (iii) payment and performance of obligations; (iv) preservation of existence; (v) maintenance of properties; (vi) maintenance of insurance; (vii) material compliance with laws; (viii) maintenance of books and records; (ix) inspection rights; (x) covenant to guarantee obligations and give security; (xi) compliance with environmental laws; (xii) further assurances; (xiii) maintenance of governmental approvals and authorizations; (xiv) maintenance of customary cash management systems; (xv) compliance with pension plan requirements; and (xvi) labor matters.

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(b)	Negative Covenants. Restrictions on (i) liens; (ii) indebtedness (including guarantees and other contingent obligations); (iii) investments (including loans and advances); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) OFAC, FCPA and anti-money laundering laws; (xii) amendments of organizational documents in a manner materially adverse to the ABL Lenders; (xiii) changes in fiscal year and changes in accounting policies unless required by GAAP or to align the Borrower and the Acquired Business; (xiv) prepayments of other indebtedness; and (xv) modification or termination of documents related to certain material indebtedness, in each case with such customary exceptions as may be reasonably and mutually agreed upon in the ABL Credit Documentation.

Notwithstanding the foregoing,

(1)	The Borrower may make cash dividends, distributions, repurchases or other payments in respect of its capital stock (a “Restricted Payment”) if (a) no event of default exists or would arise as a result of the subject Restricted Payment, (b) immediately after giving pro forma effect to such Restricted Payment and on a pro forma basis for each of the 30 days preceding such Restricted Payment, the average Availability shall be greater than or equal to the greater of (x) $75.0 million and (y) 17.5% of the Loan Limit, (c) the Consolidated Fixed Charge Coverage Ratio for the trailing twelve (12) month period immediately preceding such Restricted Payment shall be greater than or equal to 1.0 to 1.0; provided that the provisions of this clause (c) shall not be applicable if the average Availability, calculated in accordance with clause (b) hereof, immediately after giving pro forma effect to such Restricted Payment on a pro forma basis for each of the 30 days preceding such Restricted Payment is greater than or equal to the greater of (x) $85.0

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million and (y) 20.0% of the Loan Limit; and (d) the Borrower shall have delivered a certificate to the ABL Administrative Agent including a reasonably detailed calculation of such Availability and, if applicable, Consolidated Fixed Charge Coverage Ratio.

(2) The Borrower may make Permitted Acquisitions and other investments and prepay Indebtedness if the Payment Conditions are satisfied.

As used herein, “Payment Conditions” shall mean that (a) no event of default exists or would arise as a result of the subject transaction or payment, (b) immediately after giving pro forma effect to such transaction or payment and on a pro forma basis for each of the 30 days preceding such investment or prepayment, the average Availability shall be greater than or equal to the greater of (x) $75.0 million and (y) 15% of the Loan Limit, (c) the Consolidated Fixed Charge Coverage Ratio for the trailing twelve (12) month period immediately preceding such transaction or payment shall be greater than or equal to 1.0 to 1.0, provided that the provisions of this clause (c) shall not be applicable if the average Availability, calculated in accordance with clause (b) hereof, immediately after giving pro forma effect to such acquisition, investment or prepayment and on a pro forma basis for each of the 30 days preceding such acquisition, investment or prepayment is greater than or equal to the greater of (x) $85.0 million and (y) 17.5% of the Loan Limit; and (d) the Borrower shall have delivered a Compliance Certificate to the ABL Administrative Agent including a reasonably detailed calculation of such Availability and, if applicable, Consolidated Fixed Charge Coverage Ratio.

Unrestricted Subsidiaries:	The ABL Credit Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted, subject to compliance with the Payment Conditions, to designate any existing or subsequently acquired or organized subsidiary (other than Target) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, it being understood that (x) the designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time and (y) the fair market value

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of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the ABL Credit Documentation and the Commitment Letter and results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the ABL Credit Documentation. No restricted subsidiary may be designated as an unrestricted subsidiary under the ABL Facility if it is a “restricted subsidiary” under the Term Loan Facilities.

Events of Default:	Subject to the ABL Documentation Standard, limited to the following (with customary grace periods, thresholds and exceptions as mutually and reasonably agreed): (i) nonpayment of principal, and nonpayment of interest, fees or other amounts which continues for five (5) business days after the date when due; (ii) failure to perform or observe covenants set forth in the ABL Credit Documentation within a specified period of time, where customary and appropriate, after notice of such failure from the ABL Administrative Agent; (iii) any representation or warranty proving to have been incorrect in any material respect (or, in the case of any representation and warranty qualified by materiality, in all respects) when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed; (vii) ERISA; (viii) actual or asserted invalidity or impairment of any material ABL Credit Documentation or security; (ix) change of control (to be defined in a customary and mutually agreeable reasonable manner, and without any dead-hand board component); (x) cessation of business; (xi) breach of intercreditor or subordination agreements, if any; and (xii) failure to maintain financial covenant, if applicable.

Conditions Precedent to Closing:	Limited to those conditions specified in Section 5 of the Commitment Letter.

Conditions Precedent to Extensions of Credit after the Closing Date:	Limited to the following: (i) all of the representations and warranties in the ABL Credit Documentation shall be true and correct as of the date of such extension of credit in all material respects (except to the extent such representation and warranty expressly relates to an earlier date or if such

Annex I-16

representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects); (ii) no default or event of default shall have occurred and be continuing, or would result from such extension of credit; and (iii) in the case of any extension of credit under the ABL Facility, the aggregate principal amount of all loans outstanding under the ABL Facility and the aggregate undrawn amount of all Letters of Credit outstanding on such date, after giving effect to the applicable borrowing or issuance or renewal of a Letter of Credit, shall not exceed the Loan Limit on such date.

Assignments and Participations:

Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each ABL Lender will be permitted to make assignments to other eligible financial institutions (but not any Disqualified Lender) in respect of the ABL Facility in a minimum amount equal to $5 million; provided that the Borrower’s consent shall be deemed to have been given if the Borrower shall not have responded to a request for consent within 10 business days. The consent of the ABL Administrative Agent, the Letter of Credit issuer and the swing line lender will be required for any assignment under the ABL Facility.

The consent of the Borrower will be required unless (i) a payment or bankruptcy Event of Default has occurred and is continuing, or (ii) the assignment is to an ABL Lender, an affiliate of an ABL Lender or an Approved Fund (as such term shall be defined in the ABL Credit Documentation).

An assignment fee payable by the assigning ABL Lender in the amount of $3,500 will be charged with respect to each assignment unless waived by the ABL Administrative Agent in its sole discretion. Each ABL Lender will also have the right, without consent of the Borrower or the ABL Administrative Agent, to assign as security all or part of its rights under the ABL Credit Documentation to any Federal Reserve Bank.

ABL Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the ABL Facility.

Waivers and Amendments:	Amendments and waivers of the provisions of the ABL Credit Documentation will require the approval of ABL Lenders holding loans and commitments representing more

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than 50% of the aggregate amount of the loans and commitments under the ABL Facility (the “Required Lenders”), except that (a) the consent of each ABL Lender shall be required with respect to certain matters, including, without limitation, the amendment of certain of the pro rata sharing provisions; and (b) the consent of each ABL Lender affected thereby shall be required with respect to certain matters, including, without limitation, (i) increases or extensions in the commitment of such ABL Lender, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment, (iv) the release of all or substantially all of the collateral securing the ABL Facility, (v) the release of the guaranties of the Borrower’s obligations made by the Guarantors representing all or substantially all of the value thereof, and (vi) the amendment of the voting percentages of the Lenders. Certain modifications such as increasing the advance rates in the Borrowing Base or the inclusion of additional classes of assets in the Borrowing Base will require the approval of ABL Lenders holding loans and commitments representing more than 66 2/3% of the aggregate amount of the loans and commitments under the ABL Facility.

The ABL Credit Documentation shall contain a customary “yank-a-bank” provision.

Governing Law:	State of New York.

Indemnification:	Consistent with the ABL Documentation Standard.

ABL Administrative Agent’s Counsel:	Latham & Watkins LLP.

Other:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

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ADDENDUM I

PRICING, FEES AND EXPENSES

Interest Rates:	The interest rates per annum applicable to the ABL Facility (other than in respect of Swing Line Loans) will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Base Rate (to be defined for Loans to the Borrower as the highest of (x) the ABL Administrative Agent’s prime rate, (y) the Federal Funds rate plus 0.50%, and (z) the sum of 1.00% per annum plus LIBOR for a 30 day interest period) plus the Applicable Margin. “Applicable Margin” means a percentage per annum to be determined based upon the Availability for the three - month period ended immediately preceding each Adjustment Date in accordance with the pricing grid set forth below; provided that Level II pricing shall apply until the end of the first full fiscal quarter ending after the Closing Date. Each Swing Line Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans. “Adjustment Date” means the first day of each fiscal quarter.

Pricing Grid:	The Applicable Margin shall be based on the average daily Availability (expressed as a percentage of the aggregate commitments under the ABL Facility) as set forth below:

Level	Average Daily Excess Availability	LIBOR Rate Loans	Base Rate Loans
I	> 66 2/3	1.25%	0.25%
II	> 33 1/3 but < 66 2/3	1.50%	0.50%
III	<33 1/3	1.75%	0.75%

The Borrower may select interest periods, subject to availability, of one, two, three or six months, and, if agreed to by all ABL Lenders, 12 months, for LIBOR loans, provided that that the total number of outstanding LIBOR loans will not exceed a number to be mutually agreed upon. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly. Interest on Base Rate Loans and Swing Line Loans shall be paid monthly.

During the continuance of any payment or bankruptcy event of default under the ABL Credit Documentation, the Applicable Margin on overdue obligations under the loan documentation shall increase by 2% per annum.

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“LIBOR” is the rate for eurodollar deposits for the respective interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters Screen) (as adjusted for statutory reserve requirements for eurocurrency liabilities).

Commitment Fee:	Commencing on (and subject to the occurrence of) the Closing Date, a commitment fee of 0.375% per annum on the daily unutilized commitments during the immediately preceding quarter; provided that such fee shall be subject to reduction to 0.25% per annum commencing after the first full fiscal quarter ending after the Closing Date if the average daily utilization of the ABL Facility during the preceding quarter was at least 35% of the aggregate commitments under the ABL Facility. Such fee shall be payable to the ABL Lenders quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.

Letter of Credit Fees:	Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to LIBOR Rate loans under the ABL Facility. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the ABL Lenders. In addition, a fronting fee shall be payable to the Letter of Credit Issuer in an amount equal to 0.125% per annum for all Letters of Credit quarterly in arrears and the Borrower shall also pay each Letter of Credit Issuer’s customary fees and charges in connection with the negotiation, amendment, and extension of Letters of Credit.

Calculation of Interest and Fees:	All interest on all advances (to the extent interest is determined with respect to the LIBOR Rate) and per annum fees will be calculated on the basis of actual number of days elapsed in a year of 360 days. All other interest will be calculated on the basis of actual number of days elapsed in a year of 365/366 days.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments (other than loss of margin), changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:	The Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the

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preparation, due diligence, administration, syndication and closing of all ABL Credit Documentation, including, without limitation, the reasonable and documented out-of-pocket legal fees of counsel to the ABL Administrative Agent and the ABL Lead Arranger (including, without limitation, the reasonable and documented fees and out-of-pocket expenses of Latham & Watkins LLP and of any local counsel to the ABL Lenders retained by the ABL Lead Arranger or the ABL Administrative Agent, limited to one counsel in each relevant jurisdiction), regardless of whether or not the ABL Facility is closed. The Borrower will also pay the reasonable and documented out-of-pocket expenses of the ABL Administrative Agent and one other counsel (in total) to all of the ABL Lenders (in the absence of conflict) in connection with the enforcement of any of the ABL Credit Documentation.

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ANNEX II

SUMMARY OF TERMS AND CONDITIONS

$1,800,000,000 TERM LOAN FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

Borrower:	Ascena Retail Group, Inc. a Delaware corporation (the “Borrower”).

Guarantors:	The obligations of the Borrower under the Term Loan Facilities (as hereinafter defined) will be unconditionally guaranteed jointly and severally on a senior basis (the “Term Guarantees”) by each of the Borrower’s wholly-owned material restricted U.S. subsidiaries (and consistent with the principles set forth herein) (collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”), provided that Guarantors shall not include, (i) unrestricted subsidiaries, (ii) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (iii) any subsidiary that is prohibited, but only so long as such subsidiary would be prohibited, by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date (so long as such prohibition did not arise as part of such acquisition), in each case, from guaranteeing the Term Loan Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Term Guarantee unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (iv) any direct or indirect subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (v) any domestic subsidiary with no material assets other than equity interests of one or more foreign subsidiaries that are CFCs (a “Disregarded Domestic Person”) and (vi) not-for-profit subsidiaries. In addition, the Credit Documentation for the Term Loan Facilities (the “Term Facilities Credit Documentation”) will contain carve outs for “non-ECP Guarantors”, consistent with the LSTA provisions. All guarantees will be guarantees of payment and not of collection. The Target and its subsidiaries included in the Acquired Business that are not excluded from the foregoing requirements pursuant to the terms described above shall be required to become Guarantors (and grant liens in their assets constituting Collateral that can be perfected by filing UCC

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financing statements) on the Closing Date. Notwithstanding the forgoing, it is understood and agreed that neither the Target nor any of its subsidiaries shall be required to be Guarantors until the Merger is consummated on the Closing Date.

Notwithstanding the foregoing, additional subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Term Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Term Administrative and Collateral Agent:	Goldman Sachs Bank USA (“GS Bank”) will act as sole and exclusive administrative and collateral agent for the Term Loan Lenders (the “Term Administrative Agent”).

Joint Lead Arrangers and Joint Bookrunners:	GS Bank and Guggenheim Securities, LLC will act as joint lead arrangers and joint bookrunners for the Term Loan Facilities (in such capacities, the “Term Lead Arrangers”).

Term Loan Lenders:	Banks, financial institutions and institutional lenders selected by GS Bank and reasonably agreed to by the Borrower and excluding any Disqualified Lenders and, after the initial funding of the Term Loan Facilities, subject to the restrictions set forth in the Assignments and Participations section below (the “Term Loan Lenders”).

Term Loan Facilities:	A senior secured first lien term loan B facility (the “Term Loan Facilities”) in an aggregate principal amount of $1,800 million. At the election of the Borrower, a portion of the Term Loan Facility may be replaced by the issuance of Senior Notes.

Purpose:	The proceeds of the borrowings under the Term Loan Facilities, together with cash on the balance sheet of the Companies, borrowings under the ABL Facility, the Equity Issuance and, if applicable, the Senior Notes, shall be used (i) to finance the Acquisition and the Refinancing and (ii) to pay fees and expenses incurred in connection therewith.

Availability:	The Term Loan Facilities will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facilities that are repaid or prepaid may not be reborrowed.

Interest Rates:	The interest rates per annum applicable to the Term Loan Facilities will be, at the option of the Borrower (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The Applicable Margin means (a) if the Borrower has received (I) a public corporate credit rating of BB- (stable) or better from S&P and (II) a

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public corporate family rating of Ba3 (stable) or better from Moody’s, 3.50% per annum, in the case of LIBOR advances, and 2.50% per annum, in the case of Base Rate advances and (b) otherwise, 3.75% per annum, in the case of LIBOR advances, and 2.75% per annum, in the case of Base Rate advances.

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all Term Loan Lenders, twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type; provided that (x) LIBOR will be deemed to be not less than 1.00% per annum (the “LIBOR Floor”) and (y) the Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR (after giving effect to the LIBOR Floor).

During the continuance of an event of default for nonpayment of principal, interest or fees, interest will accrue on such overdue principal, interest or fees at the Default Rate (as defined below). During the continuance of a bankruptcy event of default, the principal amount of all outstanding obligations will bear interest at the Default Rate. As used herein, “Default Rate” means (i) on the principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other overdue amount at a rate of 200 basis points in excess of the non-default rate of interest then applicable to Base Rate loans.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Subject to the Term Loan Documentation Standard (as defined below) and customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments (other than loss of margin), changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes; provided that for all purposes of the Term Facilities Credit

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Documentation, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the Closing Date, so long as, in each case, any amounts with respect thereto assessed by any Lender shall also be so assessed by such Lender against its similarly situated customers generally under agreements containing comparable gross-up provisions.

Maturity:	The Term Loan Facilities will mature on the date that is 7 years after the Closing Date.

Incremental Term Facilities:	The Term Facilities Credit Documentation will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facilities (each, an “Incremental Term Facility”) after the Closing Date in an aggregate principal amount of up to (a) $700.0 million (such amount, the “Incremental Base Amount”) plus (b) an amount such that, after giving effect to the incurrence of such amount and other pro forma adjustment events consistent with the Term Loan Documentation Standard, the Senior Secured Net Leverage Ratio (to be defined in the Term Facilities Credit Documentation) for the most recently ended four-quarter period for which financial statements have been (or are required to have been) delivered is equal to or less than the Senior Secured Net Leverage Ratio in effect on the Closing Date (the “Ratio Amount”); provided that (i) no Term Loan Lender will be required to participate in any such Incremental Term Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) the representations and warranties in the Term Facilities Credit Documentation (in the case of an Incremental Term Facility to finance a Permitted Acquisition (as defined below), limited to the Specified Representations (as defined in Annex IV) and the Acquisition Agreement Representations (as applied to the applicable acquisition agreement)) shall be true and correct in all material respects, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date for the Term Loan Facilities, (v) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Loan Facilities, (vi) the interest margins for the Incremental Term Facility shall

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be determined by the Borrower and the lenders of the Incremental Term Facility; provided that in the event that the interest margins for any Incremental Term Facility incurred within 12 months following the Closing Date are greater than the Applicable Margin for the Term Loan Facilities by more than 50 basis points, then the Applicable Margin for the Term Loan Facilities shall be increased to the extent necessary so that the interest margins for the Incremental Term Facility are not more than 50 basis points higher than the Applicable Margin for the Term Loan Facilities; provided, further, that in determining the interest margins applicable to the Term Loan Facilities and the Applicable Margins for any Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Term Loan Lenders of the Term Loan Facilities or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement, structuring, underwriting, amendment or commitment fees payable to one or more arrangers of any Incremental Term Facility shall be excluded, and (z) if the LIBOR or Base Rate floor for any Incremental Term Facility is greater than the LIBOR or Base Rate floor, respectively, for the existing Term Loan Facilities, the difference between such floor for the Incremental Term Facility and the Term Loan Facilities shall be equated to an increase in the Applicable Margin for purposes of this clause (vi), (vii) each Incremental Term Facility shall be secured by pari passu liens on the Collateral (as hereinafter defined) securing the Term Loan Facilities, or secured by liens subordinated to the liens securing the Term Loan Facilities (subject to customary intercreditor terms reasonably acceptable to the Term Administrative Agent and the Borrower) and (viii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Loan Facilities (except to the extent permitted by clause (iv), (v) or (vi) above), they shall be reasonably satisfactory to the Term Administrative Agent. The Borrower shall seek commitments in respect of any Incremental Term Facility from existing Term Loan Lenders or from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Term Administrative Agent who will become Term Loan Lenders in connection therewith.

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Refinancing Facilities:	The Term Facilities Credit Documentation will permit the Borrower to refinance loans under the Term Loan Facilities or loans under any Incremental Term Facility (each, “Refinanced Debt”) from time to time, in whole or part, with (x) one or more new term facilities (each, a “Refinancing Term Facility”) under the Term Facilities Credit Documentation with the consent of the Borrower, the Term Administrative Agent and the institutions providing such Refinancing Term Facility or (y) one or more series of unsecured notes or loans, notes secured by the Collateral on a pari passu basis with the Term Loan Facilities or notes or loans secured by the Collateral on a subordinated basis to the Term Loan Facilities, which will be subject to customary intercreditor terms reasonably acceptable to the Term Administrative Agent and the Borrower (any such notes or loans, “Refinancing Notes” and together with the Refinancing Term Facilities, the “Refinancing Indebtedness”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, the applicable Refinanced Debt, (ii) any Refinancing Notes consisting of notes do not mature prior to the maturity date of the applicable Refinanced Debt or have any scheduled amortization, (iii) there shall be no issuers, borrowers or guarantors in respect of any Refinancing Indebtedness that are not the Borrower or a Guarantor, (iv) any Refinancing Notes shall not contain any mandatory prepayment provisions (other than related to customary asset sale and change of control offers or events of default) that could result in prepayments of such Refinancing Notes prior to the maturity date of the applicable Refinanced Debt, (v) the other terms and conditions of such Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees and optional prepayment or optional redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Refinancing Indebtedness than the terms of the applicable Refinanced Debt and (vi) the proceeds of such Refinancing Indebtedness (a) shall not be in an aggregate principal amount greater than the aggregate principal amount of the applicable Refinanced Debt plus any fees and premiums associated therewith, and costs and expenses related thereto and (b) shall be immediately applied to permanently prepay in whole or in part the applicable Refinanced Debt.

Term Loan Documentation Standard:	The Term Facilities Credit Documentation (i) shall be based upon senior secured term loan facilities for similar borrowers with appropriate modifications to baskets and materiality

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thresholds to reflect the size, leverage and ratings of the Borrower after giving effect to the Acquisition, (ii) shall contain the terms and conditions set forth in this Term Loan Facilities Summary of Terms, (iii) shall give due regard to that certain Term Credit Agreement dated as of June 18, 2014 among The Men’s Wearhouse, Inc., as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, (iv) shall reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries and practices and (v) shall reflect the customary agency and operational requirements of the Term Administrative Agent (collectively, the “Term Loan Documentation Standard”), in each case, subject to the Funds Certain Provisions. The Term Facilities Credit Documentation shall, subject to the “market flex” provisions contained in the Fee Letter, contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Loan Facilities Summary of Terms, in each case, applicable to the Borrower and its subsidiaries and, subject to the Term Loan Documentation Standard and certain other limitations as set forth herein, with standards, qualifications, exceptions and grace and cure periods consistent with the Term Loan Documentation Standard.

Scheduled Amortization:	The Term Loan Facilities shall be subject to quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of the Term Loan Facilities, with the balance payable on the final maturity date.

Mandatory Prepayments:	In addition to the amortization set forth above and subject to the Term Loan Documentation Standard and the next paragraph, mandatory prepayments shall be required (i) subject to customary exceptions and thresholds, from the receipt of net cash proceeds by the Borrower or any of its restricted subsidiaries from any disposition of assets outside the ordinary course of business or casualty event by the Borrower or any of its restricted subsidiaries, in each case, to the extent such proceeds are not reinvested (or committed to be reinvested) in assets useful in the business of the Borrower or any of its restricted subsidiaries within twelve months of the date of such disposition or casualty event (and, in the case of ABL Priority Collateral, to the extent such amounts are not required to repay the ABL Facility) and, if so committed to be reinvested, reinvested no later than 180 days after the end of such twelve month period; (ii) following the receipt of net cash proceeds from the issuance or incurrence after the Closing Date of

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additional debt of the Borrower or any of its subsidiaries (other than debt permitted under the Term Facilities Credit Documentation other than Refinancing Indebtedness); and (iii) in an amount equal to 50% of Excess Cash Flow (to be defined in the Term Facilities Credit Documentation) of the Borrower and its subsidiaries, beginning with the first full fiscal year of the Borrower commencing after the Closing Date, with step downs to 25% and 0% based on the Senior Secured Net Leverage Ratios at levels to be agreed, of the Borrower (with a dollar-for-dollar credit for optional prepayments of the Term Loan Facilities subsequent to the first day of the relevant year), in each case of clauses (i) - (iii), subject to the limitations set forth in the paragraph immediately following, such amounts shall be applied against amortization payments as directed by the Borrower and absent any such direction, in forward order to the prepayment of the next eight (8) installments of the Term Loan Facilities, and then on a pro rata basis and to scheduled amortization of the Term Loan Facilities on a pro rata basis.

Any Term Loan Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment made with the proceeds of a Refinancing Debt (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender shall first be offered to prepay Term Loans of Term Loan Lenders who were not Declining Lenders and, if declined by such Term Loan Lenders, may be retained by the Borrower (such amount, a “Declined Amount”).

Optional Prepayments:	The Term Loan Facilities may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except (x) that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs (but not loss of margin) of the Term Loan Lenders resulting therefrom and (y) as set forth in “Soft-Call Premium” below. Each optional prepayment of the Term Loan Facilities shall be applied as directed by the Borrower.

Soft-Call Premium:	In the event that all or any portion of the Term Loan Facilities is (i) repaid, prepaid, refinanced or replaced with term loan indebtedness with a lower effective yield (to be defined) than the effective yield of such Term Loan Facility or (ii) repriced through any waiver, consent or amendment that has the effect of reducing the effective yield of the Term Loan Facilities (a “Repricing Transaction”), in each case, on or prior to the

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six-month anniversary of the Closing Date and other than in connection with a change of control or other transformative transaction, such repayment, prepayment, refinancing, replacement or repricing will be accompanied by a premium of 1% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term Loan Facilities held by any Term Loan Lender is required to be assigned pursuant to a “yank-a-bank” provision in the Term Facilities Credit Documentation as a result of, or in connection with a Repricing Transaction, such Term Loan Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such replacement will be accompanied by a premium equal to 1% of the principal amount so required to be assigned.

Security:

Subject to the Funds Certain Provisions, the Borrower and each of the Guarantors shall grant the Term Administrative Agent (for its benefit and for the benefit of the Term Loan Lenders) (a) a first-priority (subject to permitted liens and other customary exceptions) security interest in the Term Loan Priority Collateral (as defined in Annex I hereto) and (b) a second-priority (subject to permitted liens, including in respect of the ABL Facility, and other customary exceptions) security interest in the ABL Priority Collateral (as defined in Annex I hereto), in each case, excluding the Excluded Assets (as defined in Annex I hereto) (collectively, the “Collateral”). Notwithstanding anything to the contrary, except to the extent delivered pursuant to the ABL Facility, no control agreements, landlord lien waivers, estoppels or collateral access letters will be required.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Term Facilities Credit Documentation and otherwise consistent with the Term Loan Documentation Standard; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except in favor of the ABL Facility and other permitted liens and exceptions and baskets to be set forth in the Term Facilities Credit Documentation).

Assets will be excluded from the Collateral in circumstances to be agreed and in circumstances where the Term Administrative Agent reasonably determines in consultation with the Borrower that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby, and in any event such exclusions shall include vehicles, trust, payroll and

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escrow accounts, certain leasehold interests (except as noted above), assets subject to capital leases and purchase money arrangements, cash which secures permitted letters of credit, assets held in jurisdictions outside the U.S. (solely to the extent action would be required in such other jurisdictions to obtain such security interests) and assets sold in accordance with the Term Facilities Credit Documentation.

Conditions Precedent to Initial Borrowing:	Limited to those conditions specified in Section 5 of the Commitment Letter.

Representations and Warranties:	Subject to the Term Loan Documentation Standard, with customary exceptions, thresholds and baskets to be reasonably and mutually agreed, representations and warranties applicable to the Borrower and its restricted subsidiaries (with materiality qualifiers to be mutually agreed), limited to the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect (to be defined in the Term Facilities Credit Documentation); (vi) no material litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA; (xiii) identification of loan parties and subsidiaries of loan parties, and equity interests owned by loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock in violation of margin regulations; (xv) status under Investment Company Act; (xvi) material compliance with laws; (xvii) intellectual property; (xviii) consolidated solvency as of the Closing Date; (xix) collateral documents; (xx) labor matters; and (xxi) foreign assets control regulations, FCPA, OFAC, Patriot Act, anti-money laundering laws and related matters.

Covenants:	Subject to the Term Loan Documentation Standard, with customary exceptions, thresholds and baskets to be reasonably and mutually agreed, covenants shall be limited to the following:

(a) Affirmative Covenants: (i) delivery of financial statements; (ii) delivery of certificates, annual budgets and other information; (iii) delivery of customary notices; (iv) payment of obligations; (v) preservation of

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existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) material compliance with laws; (ix) compliance with pension plan requirements; (x) maintenance of books and records; (xi) inspection rights; (xii) covenant to guarantee obligations and give security; (xiii) further assurances; (xiv) commercially reasonable efforts to maintain facility and corporate ratings from Moody’s and S&P (but not any specific ratings); and (xv) annual Lender conference calls.

(b)	Financial Covenants: None.

(c)	Negative Covenants: Restrictions on (i) liens; (ii) investments (including loans and advances); (iii) indebtedness (including guarantees and other contingent obligations); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) restricted payments; (vii) changes in the nature of business; (viii) changes in fiscal year and changes in accounting policies unless required by GAAP or to align the Borrower and the Acquired Business; (ix) transactions with affiliates; (x) use of proceeds; (xi) prepayments of other indebtedness; (xii) granting negative pledges that limit or restrict the Term Administrative Agent from taking or perfecting its lien in the intended Collateral, subject to exceptions to be agreed; (xiii) amendments of organizational documents in a manner materially adverse to the Term Loan Lenders; (xiv) modification or termination of documents related to certain material indebtedness; (xv) limitation on restrictions on subsidiary distributions; and (xvi) OFAC, FCPA and anti-money laundering laws. The foregoing limitations shall be subject to customary thresholds, exceptions and baskets to be mutually and reasonably agreed as are consistent with the Term Loan Documentation Standard, including:

(1)	a customary basket for unsecured indebtedness subject to pro forma compliance with an interest coverage ratio of at least 2.00:1.00 (with a cap to be agreed for incurrence by non-Loan Parties);

(2)	an available basket amount (the “Available Amount Basket”) that will be in the amount of (a) $50.0 million, plus (b) 100% of retained Excess Cash Flow, plus

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(c) net cash proceeds of new equity raised by the Borrower (which in each case shall be common equity interests or other qualified equity interests), plus (d) net cash proceeds of debt and disqualified equity of the Borrower, in each case issued after the Closing Date that have been converted to “qualified equity” of the Borrower, plus (e) the net cash proceeds of sales of investments made under the Available Amount Basket not otherwise included but only up to the original amount invested and only to the extent such proceeds are not required to be applied as a mandatory prepayment pursuant to the Term Facilities Credit Documentation, plus (f) returns, profits, distributions and similar amounts received in cash or cash equivalents on investments made under the Available Amount Basket, plus (g) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated into the Borrower or any of its restricted subsidiaries or the fair market value of the assets of any unrestricted subsidiary that have been transferred to the Borrower or any of its restricted subsidiaries (in each case, not to exceed the amount of investment made in such unrestricted subsidiary utilizing the Available Amount Basket), plus (h) any Declined Amounts, which may be used, if there is no continuing event of default and, in the case of usage for restricted payments and prepayment of certain subordinated, junior lien or unsecured debt, subject to compliance with a net leverage-based restriction to be agreed, for among other things, acquisitions and certain other investments, restricted payments and the prepayment or redemption of debt;

(3)	the ability to consummate acquisitions of entities that become restricted subsidiaries subject to (w) no event of default, (x) pro forma compliance with a Total Net Leverage Ratio (to be defined in the Term Facilities Credit Documentation) that is either (i) less than or equal to Total Net Leverage Ratio on the Closing Date or (ii) less than or equal to Total Net Leverage Ratio immediately prior to giving effect to such acquisition, (y) the acquired entity engaging in a permitted business and (z) a sublimit to be agreed for acquisitions of entities that do not become Guarantors (“Permitted Acquisitions”);

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	(4)	the ability to designate or re-designate subsidiaries (other than Target) as “unrestricted subsidiaries” (which subsidiaries shall not be subject to the negative covenants and events of default in the Term Facilities Credit Documentation) subject to customary restrictions including no event of default, pro forma compliance with a leverage-based test to be agreed and usage of investment capacity and to subsequently redesignate unrestricted subsidiaries as restricted subsidiaries subject to customary conditions; and

	(5)	certain baskets will include “grower” components based upon a percentage of the consolidated net tangible assets of the Borrower and its restricted subsidiaries.

Events of Default:

Subject to the Term Loan Documentation Standard, with customary thresholds, exceptions and grace periods to be reasonably and mutually agreed, events of default shall be limited to the following: (i) nonpayment of principal, and nonpayment of interest, fees or other amounts which continues for five (5) business days after the date when due; (ii) any representation or warranty proving to have been inaccurate in any material respect (or, in the case of any representation or warranty qualified by materiality, in all respects) when made or confirmed; (iii) failure to perform or observe covenants set forth in the Term Facilities Credit Documentation within a specified period of time, where customary and appropriate, after notice of such failure from the Term Administrative Agent; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed; (vii) actual or asserted impairment of material Term Facilities Credit Documentation or security; (viii) change of control (to be defined in a customary and mutually agreeable reasonable manner, and without any dead-hand board component); and (ix) ERISA.

The occurrence of a default or event of default under the ABL Facility (other than a payment event of default) shall not constitute a default or event of default under the cross-default provisions of the Term Facility until the earliest of (x) 30 days after the date of such event of default (during which period such event of default is not waived or cured), (y) the

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acceleration of the obligations under the ABL Facility or (z) the exercise of secured creditor remedies by the ABL Administrative Agent as a result of such event of default.

Assignments and Participations:

Each Term Loan Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by (x) the Term Administrative Agent and (y) so long as no payment or bankruptcy default has occurred and is continuing, the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that (i) no approval of the Borrower shall be required in connection with assignments in connection with assignments to other Term Loan Lenders or any of their affiliates or approved funds, (ii) the Borrower shall be deemed to have given consent to an assignment if they shall have failed to respond to a written notice thereof within 10 business days and (iii) no approval of the Term Administrative Agent shall be required in connection with assignments to other Term Loan Lenders or any of their affiliates or approved funds. Each Term Loan Lender will also have the right, without consent of the Borrower or the Term Administrative Agent, to assign as security all or part of its rights under the Term Facilities Credit Documentation to any Federal Reserve Bank. Term Loan Lenders will be permitted to sell participations with voting rights limited to customary significant matters. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Term Administrative Agent in its sole discretion.

In addition, Term Loans may be purchased by and assigned to the Borrower or any of its subsidiaries on a non-pro rata basis through (a) open market purchases subject to a cap of 25% of the original principal amount of the Term Loans or (b) Dutch auctions open to all applicable Lenders on a pro rata basis in accordance with customary procedures, so long as (1) no default or event of default is has occurred and is continuing, (2) any such loans are permanently cancelled immediately upon acquisition thereof, (3) no proceeds of loans under the ABL Facility are used to fund such purchases and (4) neither the Borrower nor any of its subsidiaries shall be required to make any representations with respect to material non-public information in connection therewith.

Waivers and Amendments:	Amendments and waivers of the provisions of the Term Facilities Credit Documentation will require the approval of Term Loan Lenders holding more than 50% of the aggregate Term Loan Facilities (the “Required Lenders”), except that

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(a) the consent of each Term Loan Lender directly and adversely affected thereby will also be required with respect to (i) increases in commitment amount of such Term Loan Lender, (ii) reductions of principal, interest, or fees payable to such Term Loan Lender, (iii) extensions of scheduled maturities or times for payment of amounts payable to such Term Loan Lender and (iv) changes in certain pro rata provisions and (b) the consent of each Term Loan Lender shall be required with respect to (i) releases of all or substantially all of the Collateral or the release of all or substantially all of the value of any guaranties and (ii) the definition of Required Lenders or other voting provisions.

The Term Facilities Credit Documentation shall contain a customary “yank-a-bank” provision.

Notwithstanding anything to the contrary set forth herein, the Term Facilities Credit Documentation shall provide that the Borrower may at any time and from time to time request that all or a portion of any loans under the Term Loan Facilities be converted to extend the scheduled maturity date of any payment of principal with respect to all or a portion of any principal amount of such loans (any such loans which have been so converted, “Extended Loans”) and upon such request of the Borrower any individual Term Loan Lender shall have the right to agree to extend the maturity date of its outstanding loans without the consent of any other Term Loan Lender; provided that all such requests shall be made pro rata to all Term Loan Lenders within the applicable Term Loan Facilities. The terms of Extended Loans shall be identical to the loans of the existing class from such Extended Loans are converted except for interest rates, fees, amortization (so long as the weighted average life to maturity of the Extended Loans exceeds the then remaining weighted average life to maturity of the Term Loan Facilities), final maturity date or final termination date, provisions permitting optional and mandatory prepayments to be directed first to the non-extended loans prior to being applied to Extended Loans and certain other customary provisions to be agreed.

Indemnification:	Consistent with the Term Loan Documentation Standard.

Governing Law:	New York.

Expenses:	The Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and

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closing of all Term Facilities Credit Documentation, including, without limitation, the reasonable and documented out-of-pocket legal fees of counsel to the Term Administrative Agent and the Term Lead Arrangers (including, without limitation, the reasonable and documented fees and out-of-pocket expenses of Latham & Watkins LLP and of any local counsel to the Term Loan Lenders retained by the Term Lead Arrangers or the Term Administrative Agent, limited to one counsel in each relevant jurisdiction), regardless of whether or not the Closing Date occurs. The Borrower will also pay the reasonable and documented out-of-pocket expenses of the Term Administrative Agent and one other Counsel to the counsel (in total) to all of the Term Loan Lenders (in the absence of conflict) in connection with the enforcement of any of the Term Facilities Credit Documentation.

Counsel to the Commitment Parties:	Latham & Watkins LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Term Facilities Credit Documentation shall contain customary “defaulting lender” provisions.

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ANNEX III

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

The initial extensions of credit under the Facilities will, subject to the Funds Certain Provisions, be subject to satisfaction of the following conditions precedent:

(i) The Merger shall have been, or shall substantially concurrently be, consummated in accordance with the terms of that certain Agreement and Plan of Merger, dated as of May 17, 2015, by and among Merger Sub, the Borrower and the Target (together with all schedules, exhibits, annexes and other attachments thereto, the “Acquisition Agreement”), without giving effect to any amendment, change or supplement or waiver of any provision thereof (including any change in the purchase price) in any manner that is materially adverse to the interests of the Lenders or the Lead Arrangers without the prior written consent (not to be unreasonably withheld) of the Lead Arrangers (it being understood that any reduction of the purchase price in respect of the Merger will be materially adverse to the Lenders and the Lead Arrangers, unless (x) such reduction is in the aggregate less than 10% of the purchase price payable on the date of the Commitment Letter pursuant to the Acquisition Agreement and (y) there is a concurrent reduction in the aggregate principal amount of the commitments in respect of the Term Loan Facilities in an amount equal to such reduction).

(ii) All representations and warranties under the Credit Documentation shall be made on the Closing Date; provided, however, the only representations and warranties the accuracy of which in all material respects shall be a condition to the initial availability of the Facilities shall be (A) the Acquisition Agreement Representations (as defined below) and (B) the Specified Representations (as defined below). “Acquisition Agreement Representations” shall mean such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the breach of any such representations results in you or any of your affiliates having the right to terminate your or its obligations under the Acquisition Agreement (after giving effect to any applicable notice and cure period) or results in the failure of a condition precedent to your or your affiliates’ obligation to consummate the Acquisition pursuant to the Acquisition Agreement. “Specified Representations” shall mean the representations and warranties in the Credit Documentation relating to: (i) (A) corporate status of the Borrower and the Guarantors and (B) corporate power and authority to enter into the Credit Documentation by the Borrower and the material Guarantors, (ii) due authorization, execution, delivery and enforceability of the Credit Documentation by the Borrower and the material Guarantors, (iii) no conflicts of the Credit Documentation with charter documents of the Borrower and the material Guarantors, (iv) compliance with Federal Reserve margin regulations, OFAC, FCPA, anti-money laundering laws, the U.S.A. Patriot Act and Investment Company Act, (v) solvency of the Borrower and the Guarantors on a consolidated basis and on a pro forma basis for the Transaction (such representations to be substantially identical to those

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set forth in the Solvency Certificate attached as Annex V to the Commitment Letter (the “Solvency Certificate”)), and (vi) the creation, validity and perfection of the security interests granted in the Collateral by the Borrower and the Guarantors on the Closing Date substantially concurrently with the initial funding of the Facilities (it being understood that to the extent any security interest in the Collateral (other than any Collateral of the Borrower and the Guarantors the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of certificates evidencing equity interests of any material wholly-owned domestic subsidiary of the Borrower) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the perfection of such security interest shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be perfected not later than 90 days (subject to extensions as may be agreed to by the applicable Administrative Agent in its sole discretion) after the Closing Date pursuant to arrangements to be mutually agreed).

(iii) Since January 31, 2015, there has not occurred any Company Material Adverse Effect. For purposes hereof, “Company Material Adverse Effect” means any change, condition, event, effect, occurrence, circumstance or development (each, an “Effect”), individually or in the aggregate, that (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) prevents the performance in any material respect by the Company of its obligations to consummate the Merger; provided, that for purposes of clause (a), none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse Effect arising out of, resulting from or attributable to: (i) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof; (ii) changes in general economic, business, labor or regulatory conditions, or general changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States regionally, locally or globally, or changes generally affecting the industries (including seasonal fluctuations to the extent consistent with the Company’s historical results of operations) in which the Company or the Company Subsidiaries operate in the United States or globally; (iii) changes in general global, national, regional or local political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather, hurricanes or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis; (iv) actions or omissions required of the Company (a) under the express terms of the Acquisition Agreement or (b) taken or not taken at the request of, or with the consent of, an officer of Parent or any of its affiliates to the extent, in the case of this clause (b), consented to by the Lead Arrangers; (v) any breach, violation or non-performance of any provision of the Acquisition Agreement by Parent or any of its affiliates; (vi) the negotiation, announcement, pendency or consummation of the Acquisition Agreement and the transactions contemplated thereby, including the identity of Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding plans, proposals or projections with respect to the Company, the Company Subsidiaries or their employees (including any impact on the

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relationship of the Company or any of the Company Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners); (vii) any item or matter disclosed in the Company SEC Documents filed prior to the date hereof; (viii) any Proceeding arising from allegations of breach of fiduciary duty or violation of Law relating to the Acquisition Agreement or the transactions contemplated thereby; (ix) the outcome of any Proceeding or investigation involving the Company or any Company Subsidiary that has been disclosed in the Company Disclosure Letter; (x) changes in the trading price or trading volume of Company Shares, in and of itself, or any suspension of trading; (xi) any item set forth in Section 8.4 of the Company Disclosure Letter; (xii) the expiration or termination by its terms of any Contract to which the Company or any of the Company Subsidiaries is a party; or (xiii) any failure by the Company or any of the Company Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, in and of itself; provided, that, (A) in the case of clauses (x) and (xiii), the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred (except to the extent subject to any other foregoing exception), and (B) in the case of clauses (i), (ii) and (iii), the impact of such Effect is not or is not reasonably expected to be disproportionately adverse to the Company and the Company Subsidiaries, taken as a whole, relative to other participants in their industry (in which case only the incrementally disproportionate effect may be taken into account in determining whether a Company Material Adverse Effect has occurred). All capitalized terms used in this paragraph and not otherwise defined in the Commitment Letter shall have the meanings assigned thereto in the Acquisition Agreement as in effect on the date hereof.

(iv) The Administrative Agent under each Facility shall have received the Solvency Certificate from the Borrower’s chief financial officer in substantially the form attached hereto on Annex IV.

(v) The Administrative Agent under each Facility shall have received (A) customary opinions of counsel to the Borrower and the Guarantors, (B) customary corporate resolutions, customary closing date officer’s certificates certifying as to the satisfaction of the conditions precedent to the Facilities, customary secretary’s certificates appending such resolutions, charter documents and an incumbency certificate and information necessary for the Administrative Agents to perform customary UCC lien searches and (C) a customary borrowing notice under each applicable Facility.

(vi) The Administrative Agent under each Facility shall have received: (A) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of each of the Borrower and the Target for the three most recently completed fiscal years of the Borrower and the Target, respectively, ended at least 90 days before the Closing Date, accompanied by an unqualified report thereon by their respective independent registered public accountants; (B) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of the Borrower and the Target for each subsequent fiscal quarter of the Borrower and the Target, respectively, ended at least 45 days before the Closing Date (the “Quarterly Financial Statements”); and (C) a pro forma balance sheet and related statement of operations of the Borrower and its subsidiaries (including the Acquired Business) as of

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and for the twelve-month period ending with the latest quarterly period of the Borrower covered by the Quarterly Financial Statements, in each case after giving effect to the Transaction, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States. The Lead Arrangers confirm receipt of the financial statements referred to in clause (A) above with respect to the fiscal years of the Borrower and the Target ended prior to the date of the Commitment Letter.

(vii) The Lead Arrangers under each Facility shall have received from the Borrower all information customarily provided by a borrower for inclusion in an Information Memorandum (the “Required Information”) not later than 15 consecutive calendar days prior to the Closing Date (the “Marketing Period”); provided that (w) such consecutive calendar day period shall exclude the days from July 3, 2015 through and including July 5, 2015, (x) if the Marketing Period has not been completed on or prior to August 21, 2015, then the Marketing Period shall not commence prior to September 8, 2015, (y) such consecutive calendar day period shall exclude the days from November 26, 2015 through and including November 29, 2015 and (z) if the Marketing Period has not been completed on or prior to December 18, 2015, then the Marketing Period shall not commence prior to January 4, 2016; provided that if Borrower in good faith reasonably believes that it has delivered the Required Information, Borrower may (but shall not be obligated to) deliver to the Administrative Agent written notice to that effect (stating when it believes it completed such delivery), in which case the required information shall be deemed to have been delivered on the date of such notice, unless Administrative Agent in good faith reasonably believes that Borrower has not completed such delivery and, within three (3) business days after its receipt of such notice from Borrower, Administrative Agent delivers a written notice to Borrower to that effect (stating with specificity the portion or portions of the required information that Administrative Agent believes have not yet been delivered or are not complete or sufficient), in which case the required information shall be deemed to be delivered immediately upon the delivery by Borrower of provisions reasonably addressing the points contained in the notice.

(viii) All fees due to the Administrative Agents, the Lead Arrangers and the Lenders under the Fee Letter and the Commitment Letter to be paid on or prior to the Closing Date, and all expenses to be paid or reimbursed under the Commitment Letter to the Administrative Agents and the Lead Arrangers on or prior to the Closing Date that have been invoiced at least three business days prior to the Closing Date, shall have been paid, in each case, from the proceeds of the initial funding under the applicable Facilities.

(ix) The Refinancing shall have been, or shall concurrently with the initial funding of the Facilities be, consummated or arrangements for such Refinancing (reasonably satisfactory to the Administrative Agents) shall have been established substantially concurrently with the initial funding of the Facilities; provided that (a) capital leases, intercompany indebtedness, letters of credit, indebtedness of the Acquired Business permitted by the Acquisition Agreement, (b) other ordinary course debt of the Borrower and its subsidiaries not to exceed $10.0 million, (c) if the Existing ABL Facilities are to remain outstanding pursuant to the proviso below, outstandings under the

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Existing ABL Facilities and (d) other indebtedness reasonably agreed to by the Lead Arrangers (collectively, the “Retained Debt”), will be allowed to remain outstanding after the Closing Date; provided, further, that the Existing ABL Facilities may, if the Borrower so elects, remain outstanding and constitute Retained Debt so long as (i) the commitments of GS Bank hereunder with respect to the ABL Facility shall have been terminated in full, (ii) the Borrower and the Target shall have obtained an amendment and/or waiver, in form and substance reasonably satisfactory to the Lead Arrangers, permitting (A) the incurrence of the Term Loan Facilities and, if applicable, the issuance of the Senior Notes and (B) the lien priorities on the “Collateral” described in this Commitment Letter (including a first-priority lien on the Term Loan Priority Collateral securing the Term Loan Facilities) and (iii) the Borrower, the Target, each of their respective subsidiaries (to the extent applicable), the Term Administrative Agent and the agents under each of the Existing ABL Facilities shall have entered into intercreditor arrangements substantially equivalent to the intercreditor arrangements described in this Commitment Letter and otherwise reasonably acceptable to the Term Administrative Agent.

(x) The Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agents that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 3 business days prior to the Closing Date to the extent such information has been requested at least 10 business days prior to the Closing Date.

(xi) With respect to the ABL Facility (unless replaced by the Existing ABL Facility), the ABL Administrative Agent shall have received a completed Borrowing Base certificate as of the last day of the most recent month ending at least 15 days prior to the Closing Date (it being understood that this condition may be satisfied by providing a Borrowing Base certificate that includes one or more, or is entirely comprised of, Affected Entities).

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ANNEX IV

SOLVENCY CERTIFICATE1

[            ], 201[  ]

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of [            ], 201[  ] (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Credit Agreement”) among Ascena Retail Group, Inc., a Delaware corporation (the “Borrower”), [                    ], as administrative agent and collateral agent, the financial institutions from time to time party thereto as lenders and the other parties thereto. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

In my capacity as a Responsible Officer of Company (as defined below), and not in my individual or personal capacity, I certify that:

1. the fair value of the assets of the Borrower and its subsidiaries, taken as a whole, is now, and will be following the incurrence of the obligations under the Credit Agreement and the consummation of the Acquisition on the Closing Date, on a pro forma basis, greater than the amount that will be required to pay the total liability on existing debts, as such debts become absolute and matured;

2. the present fair salable value of the property of the Borrower and its subsidiaries, taken as a whole, is now, and will be following the incurrence of the obligations under the Credit Agreement and the consummation of the Acquisition on the Closing Date, on a pro forma basis, greater than the amount that will be required to pay the probable liability on existing debts as they become absolute and matured;

3. as of the date hereof, after giving effect to the incurrence of the obligations under the Credit Agreement and the consummation of the other Transactions on the Closing Date, the Borrower and its subsidiaries, taken as a whole, are able to pay its debts, as such debts become absolute and matured; and

4. the incurrence of the obligations under the Credit Agreement and the consummation of the other Transactions on the Closing Date, on a pro forma basis, will not leave the Borrower and its subsidiaries, taken as a whole, with property remaining in its hands constituting “unreasonably small capital,” (it being understand and agreed that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and that this conclusion is based on current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company in light of projected financial statements and available credit capacity, which current assumption is not unreasonable in light of the circumstances applicable thereto).

[1]	Defined terms to be aligned with those in the applicable definitive Credit Agreement, but consistent with this form of solvency certificate.

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The undersigned has caused this Certificate to be duly executed as of the date first written above.

ASCENA RETAIL GROUP, INC.

By:
Name:
Title:

Annex IV-2

[Signature Page to Solvency Certificate]